Exhibit 99.1

                     Itron Announces First Quarter Results

     LIBERTY LAKE, Wash.--(BUSINESS WIRE)--May 2, 2007--Itron, Inc. (NASDAQ:ITRI), today reported financial results for its first quarter ended March 31, 2007. Highlights include:

     --   Quarterly revenues of $148 million;

     --   Quarterly GAAP diluted EPS of 26 cents per share;

     --   Quarterly non-GAAP diluted EPS of 43 cents per share; and

     --   Quarterly EBITDA of $22 million.

     Financial Highlights:

     Revenue -- Total revenues for the first quarter of 2007 of $148 million were approximately $7.6 million, or 5%, lower than 2006 first quarter revenues of $156 million. Hardware solutions revenues for the first quarter of $132 million were approximately $10 million, or 7%, lower than the first quarter of 2006. The 2006 first quarter hardware solutions revenues included $32 million from our contract with Progress Energy, which was completed at the end of 2006. This contract also contributed to the higher number of meters shipped during the first quarter of 2006. Standalone automated meter reading (AMR) modules were consistent from year to year. Software revenues were $2.3 million, or 17%, higher in the current quarter primarily due to increased software license revenue.

     "First quarter revenues were in line with our projections and our prior discussions about lower revenue expectations in the first half of the year compared to the second half," said LeRoy Nosbaum, chairman and CEO. "We had a tough comparison this quarter given the exceptional first quarter we had last year. As we said coming into 2007, this will be an interesting year as the industry builds momentum for AMI. Our AMI development, conversion to a new ERP system in the first quarter and other activities produced some higher expenses. Obviously our highlight of the quarter was our acquisition of Actaris which brings us a diversification of revenue and a geographical platform that should allow for nice growth going forward."

     Gross Margin -- Total gross margin of 41% was two percentage points lower in the first quarter of 2007 compared with the same period of 2006. The entire decline was due to lower hardware solutions gross margin which was primarily caused by lower production volumes for electricity meters and some increased warranty expense. Software solutions gross margin of 46% in the current quarter was consistent with the same period in 2006.

     Operating Expenses -- Total operating expenses for the first quarter of 2007 were $52 million, an increase of approximately $4 million compared with the first quarter of 2006. Research and development expenses were higher in 2007 primarily related to our advanced metering infrastructure (AMI) initiative, OpenWay. General and administrative expenses were higher in 2007 due to expenses related to the acquisition of Actaris, increased professional services and depreciation expense associated with the new ERP system and higher expenses related to maintaining two corporate facilities, one of which is held for sale. Stock-based compensation expenses of $2.9 million were $800,000 higher than the $2.1 million in 2006.

     Interest and Other Income -- Interest income of $6.1 million in the first quarter of 2007 was substantially higher than the $362,000 in the comparable period of 2006. The increased interest income in 2007 was due to interest earned on the investment of net proceeds from our $345 million convertible debt issuance in August of 2006 and the $235 million Private Investor Placement of Equity (PIPE) which was completed on March 1, 2007. Interest expense of $5.5 million for the first quarter of 2007 was similar to the $5.7 million in the first quarter of 2006. The first quarter of 2007 also included a foreign exchange gain of $1.6 million due to an increase in fair value for foreign exchange transactions executed in the first quarter of 2007 related to our acquisition of Actaris.

     Income Taxes -- Our GAAP tax rate was 37% for the first quarter of 2007, which was substantially lower than the rate of 46% in the same quarter of 2006. The lower rate is primarily due to the renewal and extension of the federal research and development tax credit at the end of 2006 and increased deductions related to the American Jobs Creation Act of 2004.

     GAAP Net Income and EPS -- Our GAAP net income and fully diluted EPS for the first quarter of 2007 was $7.2 million, or 26 cents per share, compared with $7.1 million, or 27 cents per share, in the same period in 2006.

     Non-GAAP Operating Income, Net Income and EPS -- Non-GAAP operating income, which excludes amortization expense of intangibles assets, was $16 million, or 11% of revenues, in the first quarter of 2007, compared with $26 million, or 17% of revenues, in the first quarter of 2006. Non-GAAP net income and EPS of $12 million and 43 cents per share in 2007 was lower than the $13 million and 51 cents per share in the 2006 period. Non-GAAP net income and EPS include expenses for stock-based compensation and are lower in the first quarter of 2007 due to lower revenue, higher expenses and an increased number of shares outstanding in 2007. Our non-GAAP tax rates were 38% and 43% for the first quarter of 2007 and 2006, respectively.

     New Order Bookings and Backlog -- New order bookings for the first quarter were $118 million, compared with $206 million in the first quarter of 2006. New order bookings in 2006 included bookings for three large mobile AMR deployments. Our first quarter 2007 book-to-bill ratio was .9 to 1. Total backlog was $376 million at March 31, 2007 compared to $392 million at December 31, 2006. Twelve month backlog of $225 million at March 31, 2007 remained level with twelve month backlog at the end of 2006.

     Cash Flows from Operations -- Net cash provided by operating activities was $9 million for the first quarter of 2007, compared with $37 million in the first quarter of 2006. The decrease was primarily the result of an increase in accounts receivable due to delayed invoicing and decreased collection activity related to our conversion to a new ERP system on January 1, 2007. Earnings before interest, taxes, depreciation and amortization (EBITDA) in the first quarter of 2007, was $22 million compared with $29 million for the same period in 2006. The lower EBITDA in 2007 was due primarily to decreased operating income.

     "As we indicated on our year end earnings call, our revenue has returned to a more traditional quarterly pattern, therefore so have our related financial results," said Nosbaum. "We had acceptable earnings in the first quarter while making great strategic progress with our acquisition of Actaris. We are very excited about 2007 and our prospects going forward as a larger, more diversified global company with an unmatched breadth of solutions for our customers."

     Forward Looking Statements:

     This release contains forward-looking statements concerning our expectations about operations, financial performance, sales, earnings and cash flows. These statements reflect our current plans and expectations and are based on information currently available. They rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock based compensation, changes in foreign exchange rates, foreign business risks and other factors which are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2006 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements, including our business outlook.

     Business Outlook:

     The outlook information provided below and elsewhere in this release is based on information available today and includes the effect of the Actaris acquisition which closed on April 18, 2007. Itron assumes no obligation to publicly update or revise our business outlook. Our future performance involves risks and uncertainties.

     For the full year 2007, we expect

     --   Revenues between $1.40 billion and $1.43 billion;

     -- Diluted non-GAAP EPS of between $2.60 and $2.90 (includes approximately $0.30 of stock-based compensation expense); and

     --   EBITDA in excess of $230 million

     Second quarter revenues are expected to be between $370 and $390 million.

     Non-GAAP Financial Information:

     To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP net income and diluted EPS and EBITDA. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP financial measures are provided to enhance investors' overall understanding of our current financial performance and our future anticipated performance by excluding infrequent costs associated with acquisitions. We exclude these expenses in our non-GAAP financial measures as we believe that they are a measure of our core business that is not subject to the variations of expenses associated with these infrequently occurring items. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Finally, our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

     Earnings Conference Call:

     Itron will host a conference call to discuss the financial results contained in this release at 1:45 p.m. (PDT) on May 2, 2007. The call will be webcast in a listen only mode and can be accessed online at www.itron.com, "Investors -- Investor Events." The live webcast will begin at 1:45 p.m. (PDT). The webcast replay will begin after the conclusion of the live call and will be available for two weeks. A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing 888-203-1112 (Domestic) or 719-457-0820 (International), entering passcode # 6599584.

     About Itron

     Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. Itron operates in two divisions; as Itron in North America and as Actaris outside of North America. Our company is the world's leading provider of metering, data collection and software solutions, with nearly 8,000 utilities worldwide relying on our technology to optimize the delivery and use of energy and water. Itron delivers industry leading solutions for electricity, gas and water utilities by offering meters; data collection and communication systems, including automated meter reading
(AMR) and advanced metering infrastructure (AMI); meter data management and utility software applications; as well as comprehensive project management, installation, and consulting services. To know more, start here: www.itron.com.

     Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable financial measures follow.


                             ITRON, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

                                                   Three Months Ended
                                                        March 31,
                                                   -------------------
                                                     2007      2006
                                                   --------- ---------
Revenues
    Sales                                          $135,649  $142,934
    Service                                          12,262    12,619
                                                   --------- ---------
         Total revenues                             147,911   155,553

Cost of revenues
    Sales                                            79,129    81,842
    Service                                           7,457     6,937
                                                   --------- ---------
         Total cost of revenues                      86,586    88,779
                                                   --------- ---------

Gross profit                                         61,325    66,774
Operating expenses
    Sales and marketing                              14,920    15,481
    Product development                              15,821    12,870
    General and administrative                       14,244    12,122
    Amortization of intangible assets                 7,040     7,313
                                                   --------- ---------
         Total operating expenses                    52,025    47,786
                                                   --------- ---------

Operating income                                      9,300    18,988
Other income (expense)
    Interest income                                   6,089       362
    Interest expense                                 (5,497)   (5,746)
    Other income (expense), net                       1,508      (448)
                                                   --------- ---------
         Total other income (expense)                 2,100    (5,832)
                                                   --------- ---------

Income before income taxes                           11,400    13,156
Income tax provision                                 (4,220)   (6,087)
                                                   --------- ---------

Net income                                         $  7,180  $  7,069
                                                   --------- ---------

Earnings per share
    Basic                                          $   0.26  $   0.28
                                                   --------- ---------
    Diluted                                        $   0.26  $   0.27
                                                   --------- ---------

Weighted average number of shares outstanding
    Basic                                            27,198    25,057
    Diluted                                          27,980    26,071


                             ITRON, INC.
                         SEGMENT INFORMATION

(Unaudited, in thousands)

                                                   Three Months Ended
                                                        March 31,
                                                   -------------------
                                                     2007      2006
                                                   --------- ---------
Revenues
    Hardware Solutions                             $132,205  $142,129
    Software Solutions                               15,706    13,424
                                                   --------- ---------
        Total Company                              $147,911  $155,553
                                                   --------- ---------


Gross profit
    Hardware Solutions                             $ 54,083  $ 60,612
    Software Solutions                                7,242     6,162
                                                   --------- ---------
        Total Company                              $ 61,325  $ 66,774
                                                   --------- ---------


Operating income (loss)
    Hardware Solutions                             $ 34,166  $ 42,981
    Software Solutions                               (1,318)   (2,489)
    Corporate unallocated                           (23,548)  (21,504)
                                                   --------- ---------
        Total Company                              $  9,300  $ 18,988
                                                   --------- ---------


                                                   Three Months Ended
                                                        March 31,
                                                   -------------------
                                                     2007      2006
                                                   --------- ---------
Unit Shipments
    Meters
        Meters with Itron AMR                           500     1,200
        Meters with other AMR                           250       150
        Meters with no AMR                              400       375
                                                   --------- ---------
          Total Meters                                1,150     1,725
                                                   --------- ---------
    AMR units
        AMR standalone modules                        1,200     1,075
        Licensed AMR (other vendors' meters)              -       125
                                                   --------- ---------
          Total AMR units                             1,200     1,200
                                                   --------- ---------

    Total Itron AMR units                             1,700     2,400
                                                   --------- ---------


                             ITRON, INC.
                     CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
                                                March 31,   Dec. 31,
                                                  2007        2006
                                               ----------- -----------
                     ASSETS
Current assets
   Cash and cash equivalents                   $  621,871  $  361,405
   Short-term investments, held to maturity             -      34,583
   Accounts receivable, net                       124,227     109,924
   Inventories                                     50,734      52,496
   Deferred income taxes, net                      20,278      20,916
   Other                                           23,087      17,121
                                               ----------- -----------
        Total current assets                      840,197     596,445

Property, plant and equipment, net                 87,833      88,689
Intangible assets, net                            104,761     112,682
Goodwill                                          127,248     126,266
Deferred income taxes, net                         52,701      47,400
Other                                              26,398      17,040
                                               ----------- -----------
        Total assets                           $1,239,138  $  988,522
                                               ----------- -----------

     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
   Accounts payable and accrued expenses       $   50,361  $   43,922
   Wages and benefits payable                      18,918      24,214
   Current portion of warranty                      9,440       7,999
   Unearned revenue                                25,306      27,449
                                               ----------- -----------
        Total current liabilities                 104,025     103,584

   Long-term debt                                 469,349     469,324
   Warranty                                        10,400      10,149
   Contingent purchase price                        6,272       5,879
   Other obligations                               16,265       8,604
                                               ----------- -----------
        Total liabilities                         606,311     597,540

   Commitments and contingencies

Shareholders' equity
   Preferred stock                                      -           -
   Common stock                                   585,451     351,018
   Accumulated other comprehensive income, net      1,820       1,588
   Retained earnings                               45,556      38,376
                                               ----------- -----------
        Total shareholders' equity                632,827     390,982
                                               ----------- -----------
        Total liabilities and shareholders'
         equity                                $1,239,138  $  988,522
                                               ----------- -----------


                             ITRON, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
                                                   Three Months Ended
                                                        March 31,
                                                   -------------------
                                                     2007      2006
                                                   --------- ---------

Operating activities
    Net income                                     $  7,180  $  7,069
    Adjustments to reconcile net income to net
     cash provided by operating activities:
        Depreciation and amortization                11,460    10,938
        Employee stock plans income tax benefits      1,969     5,366
        Excess tax benefits from stock-based
         compensation                                (1,611)   (4,280)
        Stock-based compensation                      2,876     2,053
        Amortization of prepaid debt fees               758     2,772
        Deferred income taxes, net                    1,684       236
        Unrealized gain on foreign currency
         contracts                                   (1,557)        -
        Other, net                                     (432)      424
Changes in operating assets and liabilities, net
 of acquisitions:
    Accounts receivable                             (14,303)   20,791
    Inventories                                       1,668    (3,058)
    Accounts payable and accrued expenses             8,963     2,644
    Wages and benefits payable                       (5,296)   (4,612)
    Unearned revenue                                 (2,006)    1,452
    Warranty                                          1,692      (165)
    Other long-term obligations                         200      (470)
    Other, net                                       (4,471)   (3,768)
                                                   --------- ---------
        Net cash provided by operating activities     8,774    37,392

Investing activities
    Proceeds from the maturities of investments,
     held to maturity                                35,000         -
    Acquisitions of property, plant and equipment    (8,622)   (6,251)
    Business acquisitions, net of cash and cash
     equivalents acquired                              (149)        -
    Deferred pre-acquisition costs                   (5,821)        -
    Other, net                                           85       295
                                                   --------- ---------
        Net cash provided by (used in) investing
         activities                                  20,493    (5,956)

Financing activities
    Payments on debt                                      -   (34,885)
    Issuance of common stock                        229,588     6,192
    Excess tax benefits from stock-based
     compensation                                     1,611     4,280
                                                   --------- ---------
        Net cash provided by (used in) financing
         activities                                 231,199   (24,413)

Increase in cash and cash equivalents               260,466     7,023
Cash and cash equivalents at beginning of period    361,405    33,638
                                                   --------- ---------
Cash and cash equivalents at end of period         $621,871  $ 40,661
                                                   --------- ---------

     Itron, Inc.

     About Non-GAAP Financial Measures

     The accompanying press release dated May 2, 2007 contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP net income and EPS and EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures please see the table captioned "Reconciliations of non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures" information following.

     We use these non-GAAP financial measures for financial and operational decision making and as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and non-recurring discrete cash and non-cash charges that are infrequent in nature such as in-process research and development or purchase accounting adjustments. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance and ability to service debt as well as comparisons to our competitor's operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to help them analyze the health of our business.

     Non-GAAP operating income -- We define non-GAAP operating income as operating income minus amortization of intangible expenses. We consider this non-GAAP financial measure to be a useful metric for management and investors because it excludes the effects of expenses that are related to previous acquisitions. By excluding these expenses we believe that it is easier for management and investors to compare our financial results over multiple periods. We believe that excluding amortization of intangible assets enables management and investors to analyze trends in our operations. For example, expenses related to amortization of intangible assets has been decreasing, which is improving GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. Non-GAAP operating income excludes some costs that are recurring. Additionally, the expenses that we exclude in our calculation of non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations. We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating income and evaluating non-GAAP operating income together with GAAP operating income.

     Non-GAAP net income and non-GAAP EPS -- We define non-GAAP net income as net income minus the expenses associated with amortization of intangible assets and amortization of debt fees as well as the tax effects of each item. We define non-GAAP EPS as non-GAAP net income divided by the weighted average shares, on a fully diluted basis, outstanding as of the end of each period. We consider these financial measures to be a useful metric for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with GAAP net income and EPS.

     EBITDA -- We define EBITDA as net income minus interest income, plus interest expense, tax expense and depreciation and amortization expenses. We feel that providing this financial measure is important for management and investors to understand our ability to service our debt and is a measure of the cash generated by our core business. Management uses EBITDA as a performance measure for executive compensation. A limitation to using EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the expenses that we exclude in our calculation of EBITDA may differ from the expenses that our peer companies exclude when they report the results. Management compensates for this limitation by providing a reconciliation of this measure to GAAP net income.

     The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.


                             ITRON, INC.
            RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
         TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)
                                                       Three Months
                                                      Ended March 31,
                                                     -----------------
                                                       2007     2006
                                                     -------- --------
Non-GAAP Operating Income:
    GAAP operating income                            $ 9,300  $18,988
       Amortization of intangible assets               7,040    7,313
                                                     -------- --------
    Non-GAAP operating income                        $16,340  $26,301
                                                     -------- --------


Non-GAAP Net Income:
    GAAP net income                                  $ 7,180  $ 7,069
       Amortization of intangible assets               7,040    7,313
       Amortization of debt placement fees               742    2,735
       Income tax effect of non-GAAP adjustments      (2,975)  (3,898)
                                                     -------- --------
    Non-GAAP net income                              $11,987  $13,219
                                                     -------- --------


                                                     -------- --------
    Non-GAAP diluted EPS                             $  0.43  $  0.51
                                                     -------- --------

       Shares used in diluted EPS                     27,980   26,071
                                                     -------- --------


EBITDA:
    GAAP net income                                  $ 7,180  $ 7,069
       Interest income                                (6,089)    (362)
       Interest expense                                5,497    5,746
       Income tax provision                            4,220    6,087
       Depreciation and amortization                  11,460   10,938
                                                     -------- --------
    EBITDA                                           $22,268  $29,478
                                                     -------- --------


See "About non-GAAP Financial Measures" immediately preceding this table for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures and the reasons that management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.


     CONTACT: Itron, Inc.
              Deloris Duquette, 509-891-3523
              Vice President,
              Investor Relations and Corporate Communications deloris.duquette@itron.com www.itron.com